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    FORM 4                                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                                       WASHINGTON, DC 20549                                     OMB APPROVAL
                                            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                        OMB No:3235-0287
                           Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section      Expires:
                           17(a) of the Public UtilityHolding Company Act of 1935 or Section 30(h) of the       January 31, 2005
                                                   Investment Company Act of 1940                               Estimated average
                                                                                                                burden hours per
                                                                                                                response......0.5
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[ ] Check this box if no     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the
    longer subject to        Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
    Section 16. Form 4 or
    Form 5 obligations
    may continue.
    See Instruction 1(b).

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1. Name and Address of Reporting | 2. Issuer Name and Ticker or                 | 6. Relationship of Reporting Person(s) to Issuer
   Person*                       |    Trading Symbol                            |        (Check all applicable)
                                 |                                              |
                                 |                                              |  [ ] Director              [ ] 10% Owner
  Scott         Mark       E.    |   Digital Lightwave, Inc. (Nasdaq NM:DIGL)   |  [X]  Officer (give        [ ] Other (specify
--------------------------------------------------------------------------------|               title below)            below)
  (Last)       (First)  (Middle) | 3. IRS or Social Security| 4. Statement for  |
                                 |    Number of Reporting   |    Month/Year     |
15550 Lightwave Drive            |    Person (Voluntary)    |                   |
                                 |                          |      10/02        |       ----------------------------------------
                                 |                          |----------------------------------------------------------------------
---------------------------------|                          | 5.If Amendment,   | 7. Individual or Joint/Group Filing
           (Street)              |                          |   Date of Original|    (Check Applicable Line)
                                 |                          |    (Month/Year)   |    [X] Form filed by One Reporting Person
  Clearwater   FL         33760  |                          |                   |    [ ] Filed by More than One Reporting Person
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 (City)     (State)        Zip)  | Table 1 - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security          | 2. Trans-| 3. Trans-    | 4. Securities Acquired   | 5. Amount of   | 6. Owner-   |7. Nature
   (Instr. 3)                 |    action|    action    |    (A) or Disposed of (D)|    Securities  |    ship     |   of In-
                              |    Date  |    Code      |    (Instr.3, 4 and 5)    |    Beneficially|    Form:    |   direct
                              |   (Month/|    (Instr. 8)|                          |    Owned at    |    Direct   |   Beneficial
                              |    Day/  |-----------------------------------------|    End of Month|    (D) or   |   Owner-
                              |    Year) |         |    |         |  (A) or |      |                |    Indirect |   ship
                              |          |  Code   | V  |  Amount |  (D)    | Price|   (Instr.3     |    (I)      |
                              |          |         |    |         |         |      |    and 4)      |    (Instr.4)|   (Instr.4)
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                              |          |         |    |         |         |      |                |             |
                              |          |         |    |         |         |      |                |             |
  Common Stock                |10/4/2002 |   A     |    |  1,500  |  A      |1.088 |          2,333 |      D      |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than oine reporting person, see Instruction 4(b)(v).

Notes (1)-(4) appear on page 3 of this Form 4.                                                                         Page 1 of 4
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FORM 4  (continued)      Table  II  -  Derivative   Securities  Acquired, Disposed of, or Beneficially Owned
                         (e.g., puts, calls, warrants, options, convertible securities)

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1.Title of     |2.Conver- |3.Transac-|4.Trans-|5.Number   |6.Date Exer- |7.Title and   |8.Price |9.Number   |10.Owner- |11.Nature
  Derivative   |  sion or |  tion    |  action|  of Der-  |  cisable    |  Amount of   |  of    |  of Deriv-| ship     |   of
  Security     |  Exercise|  Date    |  Code  |  ivative  |  and Exp-   |  Underlying  |  Deriv-|  ative    | Form of  |   Indirect
  (Instr. 3)   |  Price of|          | (Instr |  Securi-  |  iration    |  Securities  |  ative |  Secur-   | Deriv-   |   Benefi-
               |  Deriv-  |  (Month/ |  .8)   |  ities    |  Date       |  (Instr.3    |  Secur-|  ities    | ative    |   cial
               |  ative   |  Day/    |        |  Acquired |  (Month/    |  and 4)      |  ity   |  Bene-    | Security:|   Owner-
               |  Security|  Year)   |        |  (A) or   |  Day/Year)  |              | (Instr.|  ficially | Direct   |   ship
               |          |          |        |  Disposed |             |              |  5)    |  Owned    | (D) or   |  (Instr.4)
               |          |          |        |  of(D)    |---------------------------|        |  at End   | Indirect |
               |          |          |        |  (Instr.3,|     |       |      |Amount |        |  of       | (I)      |
               |          |          |        |  4 and 5):|Date |Expir  |Title |or     |        |  Month    | (Instr.4)|
               |          |          |        |           |Exer-|ation  |      |Number |        | (Instr.4) |          |
               |          |          |--------------------|cis- |Date   |      |of     |        |           |          |
               |          |          |Code  V | (A)   |(D)|able |       |      |Shares |        |           |          |
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Explaination of Responses:


                                                                                  /s/ Mark E. Scott                 October 4, 2002
                                                                                ----------------------------------  ---------------
                                                                                **Signature of Reporting Person     Date

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**  Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
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Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.
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Potential persons who are to respond to the collection of information contained in this form are notrequired to respond unless the form displays a currently valid OMB Number.
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